Exhibit 5
November 15, 2006
Capella Education Company
225 South 6th Street, 9th Floor
Minneapolis, Minnesota 55402
Ladies and Gentlemen:
                    In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the offering of 125,783 shares of common stock, par value $.01 per share (the “Common Stock”), of Capella Education Company, a Minnesota corporation (the “Company”), pursuant to the Learning Ventures, Inc. 1993 Stock Option Plan, 1,054,107 shares of Common Stock pursuant to the Capella Education Company 1999 Stock Option Plan, and 3,013,000 shares of Common Stock pursuant to the Capella Education Company 2005 Stock Incentive Plan (collectively, the “Plans”), I have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as I have deemed relevant hereto, and, based upon such examination and review, it is my opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the shares of Common Stock to be issued in accordance with the Plans (the “Shares”) and that, when issued and sold as contemplated in the Registration Statement and in accordance with the Plans, the Shares will be legally issued, fully paid and nonassessable under the current laws of the State of Minnesota.
                    I am admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.
                    I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Gregory W. Thom
Gregory W. Thom
Vice President, General Counsel and Secretary